INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of May 21, 2015, between BALTER DISCRETIONARY GLOBAL MACRO OFFSHORE FUND LTD, an exempted company incorporated in the Cayman Islands with limited liability (the “Fund”), and BALTER LIQUID ALTERNATIVES LLC, an Delaware limited liability company (the “Investment Manager”) registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Fund is incorporated as an exempted company with limited liability in the Cayman Islands and the Fund will be wholly-owned by a different series (each, a “US Fund”) of Northern Lights Fund Trust II (the “Trust”), a registered open-end management investment company under the Investment Company Act of 1940 of the U.S. (the “1940 Act”).

WHEREAS, the Investment Manager currently serves as investment adviser to the US Fund pursuant to an Investment Advisory Agreement with the Trust dated as of May 21, 2015;

WHEREAS, the Fund desires to retain the Investment Manager to render certain investment advisory services to the Fund, and the Investment Manager is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust and the Board of Directors of the Fund has approved this Agreement, and the Investment Manager is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT. The Fund hereby appoints the Investment Manager to act as investment manager for the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS. The Fund has furnished or will furnish the Investment Manager with copies of each of the following:

a.                   Resolutions of the Board of Trustees of the Trust and the Board of Directors of the Fund, authorizing the appointment of the Investment Manager and the execution and delivery of this Agreement; and

b.                  The Fund’s Offering Memorandum, if any, Certificate of Incorporation and Memorandum and Articles of Association (the “Offering Documents”).

The Fund will furnish the Investment Manager from time to time with copies of all amendments of or supplements to the foregoing, if any. In addition all copies of the resolutions of the Fund’s

Board of Directors or amendments or supplements thereof will, upon the Investment Manager’s request, be properly certified or authenticated.

SECTION 3. MANAGEMENT. Subject to the supervision of the Board of Directors of the Fund, the Investment Manager will provide for the management of the Fund including (i) the provision of a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Fund, and (iii) the placement from time to time of orders for all purchases and sales made for the Fund. The Investment Manager will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in Schedule A, attached hereto (capitalized terms used in Schedule A but not otherwise defined therein shall have the meaning set forth in the Fund’s prospectus), provided that the Investment Manager has notice or knowledge of any changes by the Fund’s Board of Directors to such investment objectives, restrictions or policies. The Investment Manager further agrees that it will render to the Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Manager agrees to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions and, where not otherwise available, the daily valuation of securities in the Fund.

SECTION 4. BROKERAGE. Subject to the Investment Manager’s obligation to obtain best price and execution, the Investment Manager shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Manager places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Investment Manager is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund and, potentially, the Investment Manager’s other clients, directly or indirectly. Without limiting the generality of the foregoing, the Investment Manager is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Investment Manager, provided that the Investment Manager determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Manager’s overall responsibilities with respect to accounts as to which the Investment Manager exercises investment discretion. The Investment Manager may aggregate securities orders so long as the Investment Manager adheres to a policy of allocating investment opportunities to each Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will a Fund’s securities be purchased from or sold to the Trust’s principal underwriter, the Investment Manager, or any affiliated person thereof, except to the extent permitted by The Securities and Exchange Commission (“SEC”) exemptive order or by applicable law.

SECTION 5. DELEGATION OF INVESTMENT ADVISER’S OBLIGATIONS AND SERVICES. With respect to the Fund, the Investment Manager may enter into one or more contracts (a “Sub-Advisory Agreement”) with a sub-adviser in which the Investment Manager delegates to such sub-adviser any or all of its obligations or services specified in

Sections 3 and 4 of this Agreement, provided that each Sub-Advisory Agreement imposes on the sub-adviser bound thereby all the duties and conditions the Investment Manager is subject to under this Agreement, and further provided that each Sub-Advisory Agreement meets all requirements of applicable securities laws.

SECTION 6. CONFORMITY WITH LAW; CONFIDENTIALITY. The Investment Manager further agrees that it will comply with all applicable rules and regulations of all regulatory agencies having jurisdiction over the Investment Manager in the performance of its duties hereunder. The Investment Manager will treat confidentially and as proprietary information of the Fund, all records and other information relating to the Fund and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

Where the Investment Manager maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Fund, the Investment Manager may comply with such request prior to obtaining the Fund’s written approval, provided that the Investment Manager has taken reasonable steps to promptly notify the Fund, in writing, upon receipt of the request.

SECTION 7. SERVICES NOT EXCLUSIVE. The Investment Manager and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Manager to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund.

Nothing in this Agreement shall limit or restrict the Investment Manager or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Fund acknowledges that the Investment Manager and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Investment Manager shall have no obligation to acquire for the Fund a position in any investment which the Investment Manager, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Manager not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Investment Manager agrees that this Section does not constitute a waiver by the Fund of the obligations imposed upon the Investment Manager to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Manager under Section 206 of the Investment Advisers Act of

1940 and the rules thereunder. Further, the Investment Manager agrees that this does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Manager arising under federal or state law, including Section 36 of the 1940 Act. The Investment Manager agrees that this Section 7 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 8. BOOKS AND RECORDS. The Investment Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Investment Manager further agrees to preserve Fund records for the same period of time and in the same fashion as it does for the US Fund.

SECTION 9. EXPENSES. During the term of this Agreement, the Investment Manager will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund shall bear all of its own expenses not specifically assumed by the Investment Manager. Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Investment Manager; (c) filing and other fees and expenses relating to the registration and qualification of the Fund’s shares under Cayman securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund’s directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the Fund’s directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing Offering Documents and related documents; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and directors’ meetings; (o) costs of independent pricing services to value a portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Fund to its directors and officers. Transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of a Fund are allocated to such class.

SECTION 10. VOTING. Except as otherwise agreed in writing by the parties, the Investment Manager shall be responsible for voting any proxies solicited by or with respect to issuers of securities in which assets of the Fund may be invested from time to time in accordance with the Investment Manager's then-current policies regarding proxy voting. The Investment Manager is authorized and directed to instruct the Fund’s custodian to forward promptly to the Investment Manager copies of all proxies and shareholder communications relating to securities held in the Fund. The Fund agrees that the Investment Manager will not be responsible or liable for failing to vote any proxies where (i) it has not received such proxies or related shareholder communications on a timely basis, or (ii) it is consistent with the Investment Manager's policies regarding proxy voting then in effect to refrain from voting the relevant proxy(ies).

SECTION 11. RESERVATION OF NAME. The Investment Manager shall at all times have all rights in and to the Fund’s name and all investment models used by or on behalf of the Fund. The Investment Manager may use the Fund’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Fund shall execute and deliver any and all documents required to indicate the consent of the Fund to such use. The Fund hereby agrees that in the event that neither the Investment Manager nor any of its affiliates acts as investment adviser to the Fund, the name of the Fund will be changed to one that does not contain the name “Balter” or otherwise suggest an affiliation with the Investment Manager.

SECTION 12. COMPENSATION.a.                   For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Fund will pay the Investment Manager from the assets of the Fund and the Investment Manager will accept as full compensation therefore from the Fund a fee, computed daily and payable monthly, at the annual rate as a percentage of average daily net assets set forth on Schedule A to this Agreement. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

b.                  The fee attributable to the Fund shall be satisfied only against assets of such Fund. The Investment Manager may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Manager.

SECTION 13. LIMITATION OF LIABILITY. The Investment Manager shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Adviser shall indemnify the Fund and its respective trustees, officers, affiliates, agents and employees shall be indemnified and held harmless by the Adviser against all losses, claims, damages, liabilities costs and expenses (“Losses”) arising out of the Adviser’s gross negligence, willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

The limitations on liability and indemnification provisions of this Section shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Manager’s rights to the Fund’s name. The Investment Manager shall indemnify and hold harmless the Fund for any claims arising from the use of the term “Balter” in the name of the Fund.

SECTION 14. DURATION AND TERMINATION. This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to each Fund. Thereafter, if not terminated with respect to a particular Fund, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually by a majority of the Directors of the respective Fund and PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Directors of the Fund with approval by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ prior written notice to the Investment Manager, or by the Investment Manager at any time, without payment of any penalty, on 90 days’ prior written notice to the Fund. This Agreement will immediately terminate in the event of its assignment. This Agreement will continue with respect to all other Funds not expressly terminated from the Agreement.

SECTION 15. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by applicable law, until the applicable shareholders of the Fund in the manner required by applicable law.

SECTION 16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 17. DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the SEC.

SECTION 18. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Investment Manager:

Victor W. Chiang

Chief Operating Officer

Balter Capital Management, LLC

125 High Street

Oliver Street Tower

Suite 802

Boston, MA. 02110

617-742-2212 W, 617-742-4224 F

vchiang@baltercap.com

If to the Funds:

BALTER DISCRETIONARY GLOBAL MACRO OFFSHORE FUND LTD.
Attn: James Ash
80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Phone: (631) 470-2619

jamesa@geminifund.com

With copy to:

David J. Baum, Esq.

Alston & Bird LLP

950 F. Street

Washington, D.C.

Phone: (202)-239-3346

David.baum@alston.com

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.

SECTION 19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written for and on behalf of the following Fund:

BALTER DISCRETIONARY GLOBAL MACRO OFFSHORE FUND LTD

By:

Name:
Title

BALTER LIQUID ALTERNATIVES LLC

By:  /s/ Victor Chiang

Name:	Victor Chiang
Title:	Chief Operating Officer

SCHEDULE A

Principal Investment Strategies.

The Advisor is responsible for developing, constructing and monitoring the asset allocation and portfolio strategy for the Fund. The Advisor believes that the Fund’s investment reward and risk characteristics can be enhanced by employing multiple sub-advisory firms to manage the assets of the Fund using a “manager of managers” approach. The Advisor has selected and oversees multiple sub-advisors who manage separate segments of the Fund’s portfolio using distinct, complimentary, investment styles. The Advisor monitors each sub-advisor daily and evaluates them quarterly. The Fund seeks to achieve its investment objectives using three principal strategies. Each of the three strategies is managed by one or more sub-advisors who are unaffiliated with the Advisor or its affiliates. The Fund’s three strategies are as follows:

•	Commodity Strategy. The Fund will provide exposure to a broad spectrum of commodities by investing up to 25% of its total assets (measured at the time of investment) in a wholly-owned and controlled subsidiary (the “Subsidiary”). The Commodity Strategy will be managed by one or more sub-advisors who will oversee assets in the Subsidiary.

The Subsidiary will invest directly in commodity futures and options on futures and may also invest in swap contracts and structured notes. Each sub-advisor assigned to the Commodity Strategy invests according to a sub-strategy in one or a combination of (i) options, (ii) futures, (iii) forwards or (iv) spot contracts, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Swap contracts have payments linked to commodity or financial derivatives that are designed to produce returns similar to those of the Subsidiary and their respective sub-strategies. The Fund may invest in structured notes, which are debt obligations that also contain an embedded derivative component with characteristics that adjust the obligation’s risk/return profile. Generally, the performance of a structured note will track that of the underlying debt obligation and the derivative embedded within it. Commodity sub-strategies may include investment styles such as (i) long term trend-following, (ii) discretionary macro investing based on economic fundamentals and value, (iii) specialized approaches to specific or individual market sectors such as financials, equities, currencies, energy, metals, agricultural and soft commodities, (iv) short-term systematic trading, and (v) counter-trend or mean reversion strategies. Commodity strategy investments will be made without restriction as to issuer capitalization, country, or currency.

Futures contracts are contractual agreements to buy or sell a particular currency, commodity or financial instrument at a pre-determined price in the future. The Fund’s use of futures contracts (including options on futures contracts) through its investment in the Subsidiary will have the economic effect of financial leverage. Financial leverage magnifies exposure to the swings in prices of a commodity underlying such an instrument and results in increased volatility, which means the Fund will have the potential for greater gains, as well as the potential for greater losses, than if the Fund does not use such instruments that have a leveraging effect. Leveraging tends to magnify, sometimes significantly, the effect of any increase or decrease in the Fund’s exposure to a commodity and may cause the Fund’s net asset value to be volatile. For example, if the Advisor seeks to gain enhanced exposure to a specific commodity through an instrument providing leveraged exposure to the commodity and that instrument increases in value, the gain to the Fund will be magnified; however, if that investment decreases in value, the loss to the Fund will be magnified. A decline in the Fund’s assets due to losses magnified by the instruments providing leveraged exposure may require the Fund to liquidate portfolio positions to satisfy its obligations, to meet redemption requests or to meet asset segregation requirements when it may not be advantageous to do so. There is no assurance that the Fund’s use of instruments providing enhanced exposure will enable the Fund to achieve its investment objective.

As a result of the Fund’s strategy, the Fund may have highly leveraged exposure to one or more commodities at times. The 1940 Act and the rules and interpretations thereunder impose certain limitations on the Fund’s ability to use leverage; however, the Fund is not subject to any additional limitations on its net long and short exposures. For example, the Fund could hold instruments that provide five times the net return of a broad or narrow-based securities index. For more information on these and other risk factors, please see the “Principal Risk Factors” section of the Prospectus.

Fundamental Investment Limitations

The Trust (on behalf of the Fund) has adopted the following restrictions as fundamental policies, which may not be changed without the favorable vote of the holders of a “majority of the outstanding voting securities of the Fund,” as defined in the 1940 Act. Under the 1940 Act, the “vote of the holders of a majority of the outstanding voting securities” means the vote of the holders of the lesser of (i) 67% of the shares of the Fund represented at a meeting at which the holders of more than 50% of its outstanding shares are represented or (ii) more than 50% of the outstanding shares of the Fund.

The Fund may not:

1.	Issue senior securities. This limitation is not applicable to activities that may be deemed to involve the issuance or sale of a senior security by the Fund, provided that the Fund’s engagement in such activities is consistent with or permitted by the 1940 Act, as amended, the rules and regulations promulgated thereunder or interpretations of the SEC or its staff;
2.	Borrow money, except (a) from a bank, provided that immediately after such borrowing there is an asset coverage of 300% for all borrowings of the Fund; or (b) from a bank or other persons for temporary purposes only, provided that such temporary borrowings are in an amount not exceeding 5% of the Fund’s total assets at the time when the borrowing is made. This limitation does not preclude the Fund from entering into reverse repurchase transactions, provided that the Fund has an asset coverage of 300% for all borrowings and repurchase commitments of the Fund pursuant to reverse repurchase transactions;
3.	Purchase securities on margin, participate on a joint or joint and several basis in any securities trading account, or underwrite securities. (Does not preclude the Fund from obtaining such short-term credit as may be necessary for the clearance of purchases and sales of its portfolio securities, and except to the extent that the Fund may be deemed an underwriter under the Securities Act of 1933, by virtue of disposing of portfolio securities);
4.	Purchase or sell real estate or interests in real estate. This limitation is not applicable to investments in marketable securities that are secured by or represent interests in real estate or real estate acquired as a result of such investments. This limitation does not preclude the Fund from investing in mortgage-related securities or investing in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including real estate investment trusts);
5.	Invest 25% or more of the market value of its assets in the securities of companies engaged in any one industry. (Does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities.);
6.	Purchase or sell commodities (unless acquired as a result of ownership of securities or other investments) or commodity futures contracts, except that the Fund may purchase and sell futures contracts and options to the full extent permitted under the 1940 Act, buy or sell foreign currency contracts in accordance with any rules of the Commodity Futures Trading Commission, invest in securities or other instruments backed by commodities, and invest in companies that are engaged in a commodities business or have a significant portion of their assets in commodities; or
7.	Make loans to others, except (a) through the purchase of debt securities in accordance with its investment objectives and policies, (b) to the extent the entry into a repurchase agreement is deemed to be a loan, and (c) by loaning portfolio securities.

sCHEDULE b

DATED May 21, 2015

TO THE

INVESTMENT ADVISORY AGREEMENT DATED MAY 21, 2015

BETWEEN

BALTER LIQUID ALTERNATIVES LLC

and EACH of the CAYMAN FUNDs LISTED BELOW

US FUND	CAYMAN FUND	ADVISORY FEE [1]
BALTER DISCRETIONARY GLOBAL MACRO FUND	BALTER DISCRETIONARY GLOBAL MACRO OFFSHORE FUND LTD.	1.70%
[1] as a percentage of such Fund’s Average Daily Net Assets

*The Investment Manager also serves as investment adviser to the US Fund, and the US Fund set opposite of corresponding Balter Discretionary Global Macro Offshore Fund Ltd. is the sole investor in the corresponding Balter Discretionary Global Macro Offshore Fund Ltd. therefore, the investment manager will proportionately waive advisory fees charged to either the US Fund or corresponding Balter Discretionary Global Macro Offshore Fund Ltd., to avoid double charging on the same assets.